UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Helios and Matheson Analytics Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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December 10, 2018

To our stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Helios and Matheson Analytics Inc. on December 27, 2018. The meeting will begin promptly at 2:00 p.m. local time at Empire State Building, 350 Fifth Avenue, 67th Floor, Suite 6710, Conference Room A, New York, New York 10118.

The official Notice of Annual Meeting of Stockholders, proxy statement, proxy card and return envelope are included with this letter. The matters listed in the Notice of the Annual Meeting of Stockholders are described in detail in the proxy statement.

The vote of every stockholder is important. Whether or not you plan to attend the Annual Meeting, please cast your vote as promptly as possible, as instructed in the accompanying proxy statement.

Sincerely,

HELIOS AND MATHESON ANALYTICS INC.

/s/ Theodore Farnsworth
Theodore Farnsworth, Chief Executive Officer

HELIOS AND MATHESON ANALYTICS INC.
EMPIRE STATE BUILDING 350 FIFTH AVENUE
NEW YORK, NEW YORK 10118

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 27, 2018

To the stockholders of HELIOS AND MATHESON ANALYTICS INC.

PLEASE TAKE NOTICE that an Annual Meeting (the “Annual Meeting”) of Stockholders of Helios and Matheson Analytics Inc. (the “Company”) will be held at 2:00 p.m. local time, on December 27, 2018, at Empire State Building, 350 Fifth Avenue, 67th Floor, Suite 6710, Conference Room A, New York, New York 10118 for the following purposes:

1.	to vote on the election of five directors to serve until the Annual Meeting of Stockholders in 2019 and until their respective successors are duly elected and qualified;

2.	to vote on the ratification of the appointment of Rosenberg Rich Baker Berman, P.A. as the independent auditor of the Company for the year ending December 31, 2018;

3.	to vote on a proposal, on an advisory basis, to approve the compensation of our named executive officers; and

4.	to transact any other business properly brought before the Annual Meeting or any adjournments thereof.

Only stockholders of record at the close of business on December 5, 2018 are entitled to notice of and to vote at this meeting and any adjournment or postponement thereof.

You may vote in person or by proxy. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please cast your vote as promptly as possible, as instructed in the accompanying proxy statement. We encourage you to vote via the internet or by telephone. It is convenient and it saves us significant postage and processing costs.

BY ORDER OF THE BOARD OF DIRECTORS

By:	/s/ Stuart Benson
Stuart Benson
Chief Financial Officer and Secretary

December 10, 2018

New York, New York

PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

TABLE OF CONTENTS

●	Information Concerning Solicitation and Voting – page 1

●	Questions and Answers Regarding the Annual Meeting – page 1

●	Governance of the Company – page 6

●	Proposal 1 — The Election of Directors Proposal – page 10

●	Director Compensation – page 12

●	Executive Compensation and Related Information – page 13

●	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters – page 19

●	Proposal 2 – Approval of Appointment of Independent Registered Public Accounting Firm – page 20

●	Proposal 3 – Approval, on Advisory Basis, the Compensation of our Named Executive Officers – page 21

●	Report of the Audit Committee – page 22

●	Certain Relationships and Related Transactions – page 23

●	Requirements for Advance Notification of Nominations and Stockholder Proposals – page 24

●	Other Matters – page 25

●	Annex A – Form of Proxy Card

HELIOS AND MATHESON ANALYTICS INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 2:00 p.m. local time on December 27, 2018

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors (the “Board”) of Helios and Matheson Analytics Inc. (the “Company,” “we,” “us” and “our”) is soliciting proxies for an Annual Meeting of Stockholders and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held at Empire State Building, 350 Fifth Avenue, 67th Floor, Suite 6710, Conference Room A, New York, New York 10118 on December 27, 2018, at 2:00 p.m. local time. This proxy statement and the accompanying form of proxy card are first being mailed on or about December 10, 2018 to all holders of our common stock and our Series A Preferred Stock (the “Preferred Stock”) of record on December 5, 2018.

The information provided below is a summary of the information included in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING

Although we encourage you to read this proxy statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you may have about the Annual Meeting or this proxy statement.

Q: What proposals will be voted on at the Annual Meeting?

A: There are three proposals scheduled to be voted on at the Annual Meeting:

1.	to vote on the election of five directors to serve until the Annual Meeting of Stockholders in 2019 and until their respective successors are duly elected and qualified (the “Election of Directors Proposal”);

2.	to vote on the ratification of the appointment of Rosenberg Rich Baker Berman, P.A. as the independent auditor of the Company for the year ending December 31, 2018 (the “Auditor Appointment Proposal”);

3.	to vote on a proposal, on an advisory basis, to approve the compensation of our named executive officers (the “Say-on-Pay Proposal”); and

4.	to transact any other business properly brought before the Annual Meeting or any adjournments thereof.

Q: What is the Board’s voting recommendation?

A: The recommendations of our Board are set forth together with the description of each proposal in this proxy statement. In summary, the Board recommends a vote:

●	FOR the election of the nominated directors (see Proposal 1);

●	FOR the approval of the appointment of Rosenberg Rich Baker Berman, P.A. as our independent registered public accounting firm (see Proposal 2); and

●	FOR the approval, on an advisory basis, of the compensation paid to our named executive officers (see Proposal 3).

Q: Who can vote at the Annual Meeting?

A: Our Board has set December 5, 2018 as the record date (the “record date”) for the Annual Meeting. All stockholders who own voting securities at the close of business on the record date may attend and vote at the Annual Meeting. For each share of common stock held as of the record date, the holder is entitled to one vote on each proposal to be voted on. For each share of Preferred Stock held as of the record date, the holder will be entitled to 3,205 votes on each proposal to be voted on. However, the number of votes that a holder of Preferred Stock will be entitled to cast on any matter to be voted upon, when aggregated with any of our other voting securities held by such holder, cannot exceed 19.9% of the number of shares of common stock that we had outstanding as of June 21, 2018 immediately prior to the issuance of the Preferred Stock.

As of the record date, 1,668,207,926 shares of our common stock were outstanding and 20,500 shares of Preferred Stock were outstanding. The share amounts in this proxy statement have been adjusted to reflect the 1-share-for-250 shares reverse stock split of our common stock effective on July 24, 2018. Stockholders do not have the right to cumulate votes. Shares held as of the record date include shares that you hold directly in your name as the stockholder of record and those shares held for you, as a beneficial owner, through a bank, broker or other nominee.

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A: Many of our stockholders hold their shares through a bank, broker or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record

If your shares are registered in your name with our transfer agent, Computershare, you are considered the stockholder of record with respect to those shares and the proxy materials have been sent directly to you. As the stockholder of record, you have the right to grant your proxy to the Company’s representatives or to vote in person at the Annual Meeting.

Beneficial Owners

If your shares are held by a bank, in a brokerage account or by another nominee, you are considered the beneficial owner of the shares. In this instance, your bank, broker or other nominee is considered, with respect to those shares, the stockholder of record and they will have forwarded the proxy materials to you. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you request a proxy from the bank, broker or other nominee giving you the right to vote the shares at the Annual Meeting. We sometimes refer to stockholders who hold their shares through a bank, broker or other nominee as “beneficial owners.”

Q: How many votes does the Company need to hold the Annual Meeting?

A: According to our bylaws, the holders of (i) a majority of the voting power of the outstanding shares of our common stock and a majority of the outstanding shares of our Preferred Stock, voting together as a single class, (ii) a majority of the outstanding shares of our common stock, and (iii) a majority of the outstanding shares of our Preferred Stock, in each case, entitled to vote at a meeting of stockholders must be present in person or represented at the Annual Meeting by proxy in order for the Company to hold the meeting and conduct business. This is called a quorum. Shares for which abstentions or broker “non-votes” occur are counted as present for the purpose of determining the presence of a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Shares are counted as present at the meeting or represented at the meeting by proxy if you are present at the meeting or if you have properly submitted a proxy card or your duly authorized proxy otherwise attends the meeting in person.

Q: What is the voting requirement to approve each of the proposals?

A: The requirements to approve each of the proposals are set forth below.

Proposal 1: Election of Directors. For the election of directors, a plurality of the votes cast by the holders of common stock and Preferred Stock, voting together as a single class, entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present, will be required to appoint each nominee as a director. You may choose to vote, or withhold your vote, separately for each nominee. A properly executed proxy or voting instructions marked “withhold” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for the purposes of determining whether there is a quorum.

Proposal 2: Approval of the Appointment of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority in voting power of the shares of our common stock and Preferred Stock, voting together as a single class, that voted for or against or expressly abstained with respect to this proposal at a meeting of stockholders at which a quorum is present, will be required for approval of this proposal. This vote is advisory only.

Proposal 3: Say-on-Pay Proposal. The affirmative vote of the holders of a majority in voting power of the shares of our common stock and Preferred Stock, voting together as a single class, that voted for or against or expressly abstained with respect to this proposal at a meeting of stockholders at which a quorum is present, will be required for approval of this proposal. This vote is advisory only.

Other Proposals. Assuming a quorum is present, any other proposal that might properly come before the Annual Meeting will require the affirmative vote of the holders of a majority in voting power of the shares of common stock and Preferred Stock entitled to vote at the Annual Meeting, and that voted for or against or expressly abstained with respect to the proposal, voting together as a single class, except when a different vote is required by the Delaware General Corporation Law, our bylaws or our Certificate of Incorporation.

Q: If I vote against the proposals, do I have appraisal or dissenter’s rights?

A: No, Delaware law does not provide for appraisal or dissenter’s rights in connection with the proposals to be voted on at the Annual Meeting.

Q: Who counts the votes?

A: Votes cast by proxy or in person at the Annual Meeting will be tabulated and certificated by the inspector of elections who will also determine whether or not a quorum is present. A representative of Computershare will serve as the inspector of elections.

Q: What happens if I do not cast a vote?

A: If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the proposals at the Annual Meeting. If you submit a signed proxy card with no further instructions, the shares represented by that proxy card will be voted as recommended by our Board in favor of the three proposals.

If you are a beneficial owner, your broker may vote on Proposal 2, which is considered by the NYSE to be a “routine” matter. However, Proposal 1 and Proposal 3 are considered by the NYSE to be “non-routine”. Therefore, if you are a beneficial owner and you do not instruct your broker how to vote with respect to Proposal 1 and Proposal 3, your broker may not exercise its right to vote on your behalf with respect to these Proposals.

Q: How can I vote my shares in person at the Annual Meeting?

A: Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to vote in person, please bring proof of identification to the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. If you are a beneficial owner of shares, you must request and receive in advance of the Annual Meeting a legal proxy from your bank, broker or other nominee in order to vote in person at the Annual Meeting.

Q: How can I vote my shares in advance, without attending the Annual Meeting?

A: Whether you hold shares directly as the stockholder of record or you are a beneficial owner, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote as follows:

Vote by Internet. You can vote via the internet at www.investorvote.com/HMNY or you may scan the QR code with your smartphone and, once you are at the website, follow the online instructions. You will need information from your proxy card to vote via the internet. Internet voting is available 24 hours a day. Proxies submitted by the internet must be received by 11:59 p.m. Eastern time on the day before the Annual Meeting.

Vote by Telephone. You can vote by telephone by calling the toll-free telephone number 1-800-652-VOTE (8683). You will need your proxy card to vote by telephone. Telephone voting is available 24 hours a day. Proxies submitted by telephone must be received by 11:59 p.m. Eastern time on the day before the Annual Meeting.

Vote by Mail. You can vote by marking, dating and signing your name exactly as it appears on the proxy card you received, and returning it in the postage-paid envelope provided. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Annual Meeting.

If your shares are held in the name of a bank, broker or other nominee, you should have received this proxy statement and voting instructions, which include the following, from your bank, broker or other nominee:

Vote by Internet. You can vote via the internet by following the instructions on the Voting Instruction Form provided to you. Once there, follow the online instructions. Internet voting is available 24 hours a day.

Vote by Telephone. You can vote by telephone by calling the number provided on your Voting Instruction Form. Telephone voting is available 24 hours a day.

Vote by Mail. You can vote by marking, dating and signing your name exactly as it appears on the Voting Instruction Form, and returning it in the postage-paid envelope provided. Please promptly mail your Voting Instruction Form to ensure that it is received prior to the closing of the polls at the Annual Meeting.

If you vote by any of the methods discussed above, you will be designating Theodore Farnsworth, our Chief Executive Officer, and/or Stuart Benson, our Chief Financial Officer, as your proxies. They may act together or individually on your behalf, and will have the authority to appoint a substitute to act as proxy. Submitting a proxy will not affect your right to attend the Annual Meeting and vote in person.

Q: How may my bank, broker or other nominee vote my shares if I fail to provide timely directions?

A: Banks, brokers and other nominees holding shares of common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions from you, your broker will have discretion to vote your shares on “routine” matters. Therefore, your broker may vote your shares on Proposal 2, which is considered by the NYSE to be a “routine” matter, in the absence of timely directions from you. However, your broker will not have the right to vote your shares on Proposal 1 and Proposal 3, which are considered by the NYSE to be non-routine matters, in the absence of timely directions from you.

Q: How can I change or revoke my vote?

A: Subject to any rules your bank, broker or other nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

Stockholders of record. If you are a stockholder of record, you may change your vote by (1) filing with our Corporate Secretary, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by our Corporate Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our Corporate Secretary at the Annual Meeting or should be sent so as to be delivered, prior to the date of the Annual Meeting, to our principal executive office, Empire State Building, 350 Fifth Avenue, Suite 7520, New York, New York 10118, Attention: Stuart Benson, Secretary.

Beneficial owners. If you are a beneficial owner of shares, you may change your vote (1) by submitting new voting instructions to your bank, broker or other nominee, or (2) if you have obtained, from the bank, broker or other nominee who holds your shares, a legal proxy giving you the right to vote the shares, by attending the Annual Meeting and voting in person. Your bank, broker or other nominee can provide you with instructions on how to change your vote.

In addition, a stockholder of record or a beneficial owner who has voted via the internet or by telephone may also change his, her or its vote by making a subsequent and timely internet or telephone vote prior to the date of the Annual Meeting.

Q: Where can I find the voting results of the Annual Meeting?

A: We will announce the preliminary voting results at the Annual Meeting. We will also report the final results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (the “Commission” or “SEC”) within four business days after the date of the Annual Meeting.

Q: Who are the proxies and what do they do?

A: Our Board designated Theodore Farnsworth and Stuart Benson as proxies, as indicated on the proxy card. When you, as a stockholder of record, provide voting instructions in the proxy card, the named proxies vote your shares in accordance with the instructions as indicated on the proxy card. If you are a stockholder of record and submit a signed proxy card, but do not indicate your voting instructions, the named proxies will vote as recommended by our Board in favor of the three proposals. If the Annual Meeting is adjourned, the named proxies can vote the shares on the new Annual Meeting date as well, subject to such limitations as set forth in our bylaws.

Q: How are proxies solicited for the Annual Meeting?

A: Our Board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a bank, broker or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies. We have retained the services of Alliance Advisors to assist in the solicitation of proxies at a cost of approximately $8,500, plus reimbursement of certain expenses.

Q: I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional set of the proxy materials?

A: We have adopted a procedure called “householding” which the Commission has approved. Under this procedure, we deliver one set of proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we send only a single copy of our proxy materials, such stockholder may contact our Corporate Secretary, in writing, at Empire State Building, 350 Fifth Avenue, Suite 7520, New York, New York 10118, Attention: Stuart Benson, Corporate Secretary, or through telephone at (212)-979-8228.

Beneficial owners may contact their bank, broker or other nominee to request information about householding.

Q: What should I do if I receive more than one set of proxy materials?

A: If you receive more than one set of proxy materials, it is because your shares are registered in more than one name or brokerage account. Please follow the voting instructions on each proxy card or Voting Instruction Form you receive to ensure that all of your shares are voted.

Q: Who can attend the Annual Meeting?

A: Only stockholders of record as of the record date for the Annual Meeting, holders of valid proxies from stockholders of record as of the record date for the Annual Meeting and our invited guests will be admitted to the Annual Meeting. If you are a stockholder of record as of the record date for the Annual Meeting, to gain admittance to the Annual Meeting, you must bring a form of personal identification to the Annual Meeting, which such proof of identification will be verified against our list of stockholders of record as of the record date for the Annual Meeting. If a bank, broker or other nominee holds your shares and you plan to attend the Annual Meeting, you will need to obtain a valid proxy from the record holder of your shares in order to gain admittance to the Annual Meeting. In order to streamline the process for admission at the Annual Meeting and ensure that we have enough seats for those attending the Annual Meeting, we are asking that you register no less than five days in advance of the Annual Meeting (i.e., on or before December 22, 2018) via email at investor@hmny.com or at the following address:

Attention: Stuart Benson
Helios and Matheson Analytics Inc.
Empire State Building, 350 Fifth Avenue
New York, New York 10118

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

GOVERNANCE OF THE COMPANY

Our business, property and affairs are managed by, or under the direction of, our Board, in accordance with the Delaware General Corporation Law (the “DGCL”), our certificate of incorporation, as amended, and our bylaws. Members of the Board are kept informed of our business through discussions with the Chief Executive Officer, Chief Financial Officer and other key members of management, by reviewing materials provided to them by management, and by participating in meetings of the Board and its committees. There are no family relationships between any director, executive officer or person nominated to become a director.

We continue to review our corporate governance policies and practices by comparing our policies and practices with those suggested by various groups or authorities active in evaluating or setting best practices for corporate governance of public companies. Based on this review, we have adopted, and will continue to adopt, changes that the Board believes are the appropriate corporate governance policies and practices for our Company.

Stockholder Communications

Stockholders may communicate with the Board by written correspondence. Correspondence from the Company’s stockholders to the Board or any individual directors or officers should be sent to the Company’s Secretary. Correspondence addressed to either the Board as a body, or to any director individually, will be forwarded by the Company’s Secretary to the Chairman of the Governance Committee or to the individual director, as applicable. The Company’s Secretary will regularly provide to the Board a summary of all stockholder correspondence that the Secretary receives. This process has been approved by the Company’s Board.

All correspondence should be sent to Helios and Matheson Analytics Inc., Empire State Building, 350 Fifth Avenue, New York, NY 10118, Attention: Stuart Benson, Secretary. The Secretary will screen all communications for product inquiries, new product suggestions, resumes, job inquiries, surveys, business solicitations and advertisements, as well as unduly hostile, threatening, illegal, unsuitable, frivolous, patently offensive or otherwise inappropriate material before forwarding the correspondence to the Board.

Independence of Directors

The Governance Committee operates pursuant to a charter, available on our website at www.hmny.com/our-team. In determining the independence of our directors, we apply the definition of “independent director” provided under the Listing Rules of The Nasdaq Stock Market LLC (“Nasdaq”). Pursuant to these rules, the Governance Committee has concluded that the following two directors, Gavriel Ralbag and Prathap Singh, meet Nasdaq’s independence standards, including the criteria for independence set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Committees of our Board

The Board has three standing committees: (i) the Audit Committee, (ii) the Compensation Committee and (iii) the Nominating and Corporate Governance Committee (the “Governance Committee”). The Board held thirteen meetings during the year ended December 31, 2017. No member of the Board attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board (held during the period for which he or she was a director) and (ii) the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served).

Audit Committee

The Board has an Audit Committee which is comprised of Messrs. Singh and Ralbag, with Mr. Singh serving as the Chairman. The primary purpose of the Audit Committee is to act on behalf of the Board in fulfilling the Board’s oversight responsibilities with respect to the Company’s corporate accounting and financial reporting processes; the Company’s systems of internal control over financial reporting, including financial disclosure controls and procedures; audits of the Company’s consolidated financial statements; the quality and integrity of the Company’s consolidated financial statements and reports provided to the Company’s stockholders, the SEC and other persons; and the qualifications, independence and performance of the Company’s independent registered public accounting firm. During 2017, the Audit Committee met or acted by written consent five times. In connection with the review of our financial statements for our quarterly reports, the Board determined that due to the complexity of the accounting issues related to the sale and issuance of our Senior Secured Convertible Notes to institutional investors, the Audit Committee no longer had an Audit Committee Financial Expert. No member of the Audit Committee has experience preparing, auditing, analyzing or evaluating financial statements that present the breadth and level of complexity of accounting issues that are raised by such Senior Secured Convertible Notes. The Board is actively searching for an independent director who will have the qualifications of an Audit Committee Financial Expert. The Audit Committee Charter is posted at the Company’s website at www.hmny.com/our-team.

We currently do not meet the Nasdaq requirement to have three independent board members on our Audit Committee. We have until February 21, 2019 to meet such requirements. We believe that if Mr. Fried is elected to the Board at the Annual Meeting, he will be appointed to the Audit Committee and we will then be in compliance with the Nasdaq requirement for three independent board members on our Audit Committee.

Compensation Committee

Our Compensation Committee is comprised of Messrs. Singh and Ralbag, with Mr. Singh serving as Chairman. The Board has determined that all members of our Compensation Committee are independent under the Nasdaq rules. The Compensation Committee Charter is posted at the Company’s website at www.hmny.com/our-team.

The Compensation Committee is authorized and empowered to review and approve the Company’s compensation and benefits policies generally (subject, if applicable, to stockholder ratification), including reviewing and approving any incentive-compensation and equity-based plans of the Company that are subject to Board approval. The Compensation Committee is also authorized to annually approve for each of the Company’s executive officers his or her (i) annual base salary level, (ii) annual incentive compensation, (iii) long-term incentive compensation, (iv) employment, severance and change-in-control agreements, if any, and (v) any other compensation, ongoing perquisites or special benefit items. In reviewing and approving executive officer compensation, the Compensation Committee takes into consideration corporate goals and objectives relevant to the executive officer’s compensation and the performance of the executive officer. The Compensation Committee reports to the full Board with respect to its meetings and other activities and the actions of the Compensation Committee must be ratified by the full Board within three months. During 2017, the Compensation Committee retained Gemini Valuation Services, LLC to assist the Compensation Committee by preparing a fairness evaluation respecting the proposed compensatory arrangements for the Company’s Chief Executive Officer under his proposed employment agreement with the Company. The Compensation Committee may delegate its authority to subcommittees or the Chairman of the Compensation Committee when it deems it appropriate and in the best interests of the Company. There were no delegations of the Compensation Committee’s authority during 2017. The Compensation Committee met or acted by written consent three times during 2017.

Governance Committee

Our Governance Committee is comprised of Messrs. Singh and Ralbag, with Mr. Singh serving as Chairman. The Board has determined that all members of our Governance Committee are independent under the Nasdaq rules. The Governance Committee Charter is posted at the Company’s website at www.hmny.com/our-team.

The Governance Committee recommends nominees for election to the Board of Directors and is responsible for monitoring and safeguarding the independence of the Board. The Governance Committee also recommends directors for appointment to committees of the Board. The Governance Committee receives recommendations for director nominees from a variety of sources, including from stockholders, management and members of the Board. Stockholders may recommend any person to be a director of the Company by writing to the Company’s Secretary. Each submission must include (i) a brief description of the candidate, (ii) the candidate’s name, age, business address and residence address, (iii) the candidate’s principal occupation and the number of shares of the Company’s capital stock beneficially owned by the candidate and (iv) any other information that would be required under the SEC rules in a proxy statement listing the candidate as a nominee for director. There has been no material change to these procedures.

In conducting a search for director candidates, the Governance Committee may use its network of contacts to compile a list of potential candidates, but it may also engage, if it deems appropriate, a professional search firm. The Governance Committee generally reviews all recommended candidates at the same time and subjects all candidates to appropriate review criteria. Members of the Board should be qualified, dedicated, ethical and have experience relevant to the Company’s operations and understand the complexities of the Company’s business environment. The Governance Committee evaluates candidates in the context of the current composition of the Board, and these recommendations are submitted to the Board for review and approval. As part of this assessment, the Governance Committee considers diversity of age, skills and such other factors as it deems appropriate, given the current needs of the Board and its committees. The Governance Committee is also responsible for providing a leadership role in shaping and monitoring the corporate governance practices of the Company. The nominees to the Board were recommended by the Governance Committee. The Governance Committee met or acted by written consent one time during 2017.

Code of Business Conduct and Ethics

The Board has adopted a code of ethics designed, in part, to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to the Commission and in the Company’s other public communications, compliance with applicable governmental laws, rules and regulations, the prompt internal reporting of violations of the code to an appropriate person or persons, as identified in the code, and accountability for adherence to the code. The code of ethics applies to all directors, executive officers and employees of the Company. The Company will provide a copy of the code to any person without charge, upon request to Ms. Jeannie Lasek, Human Resources Generalist by calling (212) 979-8228 or by writing to Helios and Matheson Analytics Inc., Empire State Building, 350 Fifth Avenue, Suite 7520, New York, NY 10118, Attention: Ms. Jeannie Lasek.

The Company intends to disclose any amendments to or waivers of its code of ethics as it applies to directors or executive officers by filing them on Form 8-Ks.

Review, Approval or Ratification of Transactions with Related Persons

In January 2017, the Board adopted policies and procedures for transactions with related parties (the “Related Party Transactions Policy”). The Related Party Transactions Policy applies to “Related Parties,” which are defined as directors and director nominees, any individual who has been appointed an officer of the Company and is subject to Section 16 of the Exchange Act, any stockholder owning in excess of 5% of the total equity of the Company, and any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a person, and any person (other than a tenant or an employee) sharing the household of such person. The Related Party Transactions Policy governs any financial transaction, arrangement or relationship in which (i) the aggregate amount involved is the lesser of $120,000 or one percent of the average of the Company’s total assets at year end for the last two completed fiscal years in any fiscal year, (ii) the Company is a participant, and (iii) any of the persons described above has or will have a direct or indirect material interest in the transaction. The Audit Committee is tasked with the responsibility of reviewing all transactions with related parties. Prior to adoption of the Related Party Transactions Policy, the Board reviewed issues involving potential conflicts of interest, and reviewed and approved all related party transactions, including those required to be disclosed as a “related party” transaction under applicable federal securities laws. The Board had not adopted any specific procedures for conducting reviews of potential conflicts of interest and considered each transaction in light of the specific facts and circumstances presented. However, to the extent a potential related party transaction was presented to the Board, the Company expected that the Board would become fully informed regarding the potential transaction and the interests of the related party, and would have the opportunity to deliberate outside of the presence of the related party. The Company expected that the Board would only approve a related party transaction that was in the best interests of the Company, and further would seek to ensure that any completed related party transaction was on terms no less favorable to the Company than could be obtained in a transaction with an unaffiliated third party. Other than as described under the section titled, “Certain Relationships and Related Transactions,” no transaction requiring disclosure under applicable federal securities laws occurred during the period beginning on January 1, 2017 through the date of this proxy statement that was submitted to the Board or the Audit Committee for approval as a “related party” transaction.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and certain beneficial owners of the Company’s equity securities (the “Section 16 Reporting Persons”) to file with the SEC reports regarding their ownership and changes in ownership of the Company’s equity securities. Based on a review of Forms 3, 4 and 5 and any amendments thereto, we believe that each of the Section 16 Reporting Persons reported on a timely basis all transactions required to be reported by Section 16(a) during the year ended December 31, 2017, except for the following:

●	Carl J. Schramm, a former director, has not filed a Form 3 since his appointment to the Company’s Board.

●	Muralikrishna Gadiyaram filed a late Form 4, which was due on October 31, 2017, on November 3, 2017 with respect to 2,000 (500,000 on a pre-reverse stock split basis) unregistered shares of common stock that he acquired on October 27, 2017. Muralikrishna Gadiyaram filed a late Form 4, which was due on January 24, 2017, on January 25, 2017 with respect to 1,000 (250,000 on a pre-reverse stock split basis) unregistered shares of common stock that he acquired on January 22, 2017.

●	Theodore Farnsworth filed a late Form 4, which was due on October 31, 2017, on November 3, 2017 with respect to 2,000 (500,000 on a pre-reverse stock split basis) unregistered shares of common stock that he acquired on October 27, 2017. Theodore Farnsworth filed a late Form 4, which was due on January 24, 2017, on January 25, 2017, with respect to 1,000 (250,000 on a pre-reverse stock split basis) unregistered shares of common stock that he acquired on January 22, 2017; and

●	Parthasarathy Krishnan filed a late Form 4, which was due on January 24, 2017, on January 25, 2017 with respect to 1,000 (250,000 on a pre-reverse stock split basis) unregistered shares of common stock that he acquired on January 22, 2017.

Director Qualifications and Diversity

The Board seeks independent directors who represent a diversity of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Board is particularly interested in seeking a mix that includes individuals who are active or retired executive officers and senior executives, particularly those with experience in finance, accounting and the development of disruptive businesses.

In evaluating nominations to the Board of Directors, the Board also looks for depth and breadth of experience within the Company’s industry and otherwise, outside time commitments, special areas of expertise, accounting, finance and legal knowledge, business judgment, leadership ability, experience in developing and assessing business strategies, corporate governance expertise, and for incumbent members of the Board, the past performance of the incumbent director. Each of the candidates nominated for election to our Board was recommended by the Governance Committee.

Board Leadership Structure and Role in Risk Oversight

In accordance with the Company’s bylaws, the Board elects the Company’s Chairman and Chief Executive Officer. Each of these positions may be held by the same person or may be held by different people. Currently, these two offices are held by the same person. The Board believes that it is currently in the best interests of the Company and its stockholders to have Mr. Farnsworth serve both roles given the fact that, following the merger with Zone Technologies, Inc. (“Zone”), there was a change in management and an expansion of our business. Mr. Farnsworth has subsequently been actively involved in our acquisition of the 91.8% ownership interest of MoviePass Inc. (“MoviePass”) and the integration of our Company with MoviePass, Moviefone, MoviePass Films LLC and MoviePass Ventures LLC. As an experienced executive in developing new businesses, Mr. Farnsworth has deep insight into the challenges we face in our business expansion and is directly involved in our operations, therefore, he is in the best position to propose short- and long-term objectives for our business. We believe that this combined role is balanced by the independence of a majority of our director nominees, who may meet in executive session at any time, which allows them to review key decisions and to discuss matters independently of Mr. Farnsworth. Our Board does not have a person designated as a lead independent director.

The Company is exposed to a number of risks that are inherent with every business. Such risks include, but are not limited to, financial and economic risks and legal and regulatory risks. While management is responsible for the day-to-day management of these risks, the Board, as a whole and through its committees, is responsible for the oversight of risk management. The Board is responsible for evaluating the adequacy of risk management processes and determining whether such processes are being implemented by management. The Board has delegated to the Audit Committee the primary role in carrying out risk oversight responsibilities. The Audit Committee’s Charter provides that it will discuss significant risks or exposures and assess the steps management has taken to minimize such risks to the Company. The Board has also delegated to other committees the oversight of risks within their areas of responsibility and expertise. For example, the Compensation Committee oversees risks associated with the Company’s policies and practices relating to compensation.

Policy with Regard to Attendance at the Annual Meeting

It is anticipated that each of the current members of the Board of Directors will attend the Company’s 2018 Annual Meeting of Stockholders via telephone. At the Company’s 2017 Annual Meeting of Stockholders, all directors, other than Mr. Ralbag, attended the meeting. The Company does not have a formal policy with respect to directors’ attendance at the Annual Meeting of Stockholders.

PROPOSAL 1

(the Election of Directors Proposal)

The following nominees are standing for election to serve as directors until the Annual Meeting of Stockholders in 2019:

Name	Age	Director since
Theodore Farnsworth	56	November 9, 2016
Joseph J. Fried	38	-
Muralikrishna Gadiyaram	66	November 9, 2016
Prathap Singh	52	April 1, 2016
Gavriel Ralbag	35	November 9, 2016

Each nominee has agreed, if elected, to serve until the next Annual Meeting or until the election and qualification of his successor. If any nominee is unable to stand for election, which circumstance we do not anticipate, the Board may provide for a lesser number of directors or designate a substitute. In the latter event, shares of common stock and Preferred Stock represented by proxies may be voted for a substitute nominee.

If a quorum is present at the Annual Meeting, then nominees will be elected by the vote of a plurality of the votes cast by the holders of common stock and Preferred Stock, voting together as a single class, entitled to vote. There is no cumulative voting in the election of directors.

Information concerning the proposed nominees is set out below:

Theodore Farnsworth – Chief Executive Officer and Chairman of the Board

Theodore Farnsworth has served as the Chairman of our Board of Directors and as the Chief Executive Officer of our wholly-owned subsidiary, Zone, since November 9, 2016 and as our Chief Executive Officer since January 20, 2017. With deep experience in strategic development, marketing and consumer relations, Mr. Farnsworth has utilized these assets and skills building companies throughout his 30-year career. Mr. Farnsworth has been actively involved in our acquisition of the 91.8% ownership interest of MoviePass and the integration of our Company with MoviePass, Moviefone, MoviePass Films LLC and MoviePass Ventures LLC. As an experienced executive in developing new businesses, Mr. Farnsworth has deep insight into the challenges we face in our business expansion and is directly involved in our operations. He has owned and operated numerous companies with proprietary products with recognized brand names that he actively helped to develop. Prior to his service with Zone, Mr. Farnsworth was the Manager and Sole Member of Highlander Development I, LLC, a real estate company, from January 2014 until September 2016, and was the CEO of Source Vitamin Co Inc., a dietary and nutritional supplement and OTC drug company, from May 2009 until September 2013.

Prior to the merger of Zone Acquisition, Inc. into Zone, which was completed on November 9, 2016, Mr. Farnsworth, as President of Zone, developed the idea for the RedZone Map application while on a visit to Israel.

His entrepreneurial expertise has been sought for many speaking engagements and feature articles in numerous publications, including Forbes, Fortune, Investor’s Business Daily, The Wall Street Journal and The New York Times. Over thirteen years ago, Mr. Farnsworth founded the charitable Far West Haiti Mission, providing education, housing and work incentives, and additionally founded a school for the blind at the Mission.

Mr. Farnsworth’s extensive business experience and his extensive involvement with Zone led us to conclude that he should serve as a director.

Muralikrishna Gadiyaram – Director

Muralikrishna Gadiyaram has been a director since November 9, 2016. Mr. Gadiyaram co-founded Helios and Matheson Information Technology Ltd. (“HMIT”), our former parent company, in 1991 and has been a member of its board of directors since that time and has been its Chief Executive Officer since March 1991. Prior to founding HMIT, he had 15 years of senior level work experience in marketing and commercial areas. Mr. Gadiyaram is a gold-medalist graduate in science with post-graduate education in business management from the Indian Institute of Management in Ahmedabad, India. On January 21, 2016, HMIT became subject to a liquidation order by an Indian Court resulting from creditors’ claims against HMIT. On February 15, 2016, the High Court of Judicature at Madras (Civil Appellate Jurisdiction) issued an order of interim stay of the liquidation order, providing HMIT with an opportunity to work out the claims of its creditors.

Mr. Gadiyaram’s deep experience in the information technology and data analytics sector gives him an exceptional understanding of our businesses and led us to believe that he should serve as a director.

Prathap Singh – Director

Mr. Singh has served as a director of the Company since April 1, 2016. Mr. Singh is a management consultant. During his 28 years of overall professional experience, he has consulted for a number of companies in diversified sectors including, IT, real estate, fast-moving consumer goods, and mergers and acquisitions.

Multi-faceted and multi-linguistic, Mr. Singh possesses excellent verbal and written communication skills. In handling both Indian and U.S. operations, Mr. Singh travels extensively between the U.S. and India and has been spending 6 months in the U.S. and 6 months in India every year for the past several years. In doing so, Mr. Singh has gained broad experience in public relations, liaising and lobbying with the U.S. and Indian governments, gaining a deep understanding of the respective political systems, and building extensive connections with government agencies, the judiciary, and bureaucracy in both governments, as well as with the corporate world and capital markets such as the New York Stock Exchange, Nasdaq and the Bombay Stock Exchange. He has also served as General Secretary and Chairman of the Press Committee for a national political party in India. In addition, Mr. Singh has led bilateral trade delegations in his capacity as the International Business and Economic Development Coordinator for U.S. city and county governments, and also as Vice President for the Asian Indian Chamber of Commerce, USA. These delegations have served as a business and economic development catalyst between India and the U.S.

Mr. Singh holds several other distinctions as well, including being a business partner for LG CNS, a consulting Marketing Director managing mergers and acquisitions for the law firm Sharma & Yakshi Associates LLC, in Atlanta, Georgia, and a business advisor for state government-owned financial institutions and industry bodies such as KSFC & KASSIA in India. He is a former international baseball player and a life patron of ISKCON, Krsna.

Mr. Singh brings to the Board valuable insight into management issues as well as extensive experience in public relations and business development in U.S. and India, which led us to the conclusion that he should serve as a director.

Gavriel Ralbag – Director

Gavriel Ralbag has been a director since November 9, 2016. Mr. Ralbag specializes in commercial real estate and finance brokerage. He currently works with Gold Edge Capital, where, since 2012 he has served as Managing Director. Mr. Ralbag has experience in a wide variety of commercial financing transactions throughout the United States, including transactions involving multi-family housing, shopping centers, ground-up development, rehab conversions and wholesale business loans. He served as director for International Advisers, founding and heading the U.S. branch of this global debt recovery corporation headquartered in The Netherlands, from 2009 to 2012. He served as a broker/analyst with Palladium Capital Advisors LLC from 2007 to 2009 and began his career interning with Maxim Group LLC. Mr. Ralbag volunteers his time and assists with fundraising for Child Life Society, an organization helping children and the families of children with Cystic Fibrosis. Additionally, he has been instrumental in developing, opening and managing a community center in his home town of Brooklyn, New York.

We believe that Mr. Ralbag’s experience in the financial services industry will provide value to us as we determine how to meet our future capital requirements, leading us to believe that he should serve as a director.

Joseph J. Fried – Director

Since May 2018, Joseph J. Fried, Esq. has been the principal of his law firm, Joseph J. Fried Law PC.  Prior to founding his firm, from August 2014 through May 2018, Mr. Fried has served as counsel to HBF Ventures, where he advised a real estate developer on various corporate matters, including contract review and advice on regulatory issues, and worked as an associate at two other law firms, where he handled all aspects of residential and commercial real estate transactions and financing, as well as advised clients on regulatory compliance and labor and employment issues. In 2013, Mr. Fried served as an intern to the Honorable David I. Schmidt, Kings County Supreme Court, and as a legal intern at the Immigrant Justice Clinic at Rutgers University School of Law. Mr. Fried earned his J.D. degree from Rutgers School of Law and is admitted to the Bars of the State of New York and the State of New Jersey.

We believe that Mr. Fried’s diverse legal experience will provide value to us in identifying, evaluating and resolving various legal issues related to the Company, leading us to believe that he should serve as a director.

DIRECTOR COMPENSATION

The following table sets forth certain information regarding compensation for services rendered by our non-employee directors during the year ended December 31, 2017. Our directors are paid $7,500 for each full quarter during which they provide services to us. Reimbursable expenses such as travel-related expenses are not included in the table below.

DIRECTOR SUMMARY COMPENSATION TABLE

	Fees Earned		All
	Or paid in	Stock	Other
	cash	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)

Prathap Singh	30,000		-	30,000
Muralikrishna Gadiyaram	-	7,250,000	206,250	7,456,250
Carl J. Schramm	34,321		-	34,321
Gavriel Ralbag	30,000		-	30,000

(1)	Represents fees earned or paid in cash in 2017, including annual retainer fees, committee fees and fees for special Board or committee projects.
(2)	The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 14 to our audited consolidated financial statements for the fiscal year ended December 31, 2017. The amount in this column excludes 160 (40,000 on a pre-reverse stock split basis) shares awarded to each director during the year ended December 31, 2017 under the Company’s 2014 Equity Incentive Plan. The award of such shares is subject to the entry into applicable award agreements, and accordingly the shares were not granted in fiscal 2017.
(3)	Consists of consultant fees.

Vote and Recommendation

The affirmative vote of a plurality of the votes cast by the holders of common stock and Preferred Stock, voting together as a single class, entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present will be required to appoint each nominee as a director. Abstentions and broker non-votes will not affect the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

The following table sets forth the names, ages, offices and the dates of appointment of the Company’s current executive officers.

Name	Age	Position	Officer since
Theodore Farnsworth	56	Chief Executive Officer of the Company and Zone Technologies, Inc. and Chairman of the Board	November 9, 2016
Stuart Benson	57	Chief Financial Officer and Secretary	November 22, 2016

Biographical information concerning our executive officers is set forth below:

Theodore Farnsworth – Chief Executive Officer and Chairman of the Board

Please see the biographical information included at Proposal 1.

Stuart Benson – Chief Financial Officer

Mr. Benson provided consulting services to us from September 2016 until his appointment as Chief Financial Officer in November 2016. Mr. Benson is a seasoned finance and accounting officer with over 25 years’ experience. From 2008 through August 2016, Mr. Benson was Senior Vice President of Finance for A+E Network’s International division (a Hearst and Disney company) where he oversaw finance, accounting, reporting, and strategic planning. From 1997 to 2006, Mr. Benson was Controller and Vice President of Finance and, from 2006 to 2008, Chief Financial Officer, of Sundance Channel LLC. Mr. Benson began his career in 1982 as a senior accountant with J. H. Cohn and Company in New Jersey. Mr. Benson received a B.S. degree from the University of Maryland.

Summary Compensation Table for 2017 and 2016

Set forth in the table below is the compensation paid to our executive officers during the years ended December 31, 2017 and 2016.

				Stock	All Other
		Salary	Bonus	Awards	Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)		($)
Theodore Farnsworth	2017	225,000	1,350,000	7,250,000	76,050	(3)	8,901,050
Chief Executive Officer	2016	32,500			176,400		208,900

Parthasarathy Krishnan	2017	225,000	500	2,685,000	7,244	(5)	2,917,744
Chief Innovation Officer (4)	2016	131,250	-	-	-		131,250

Stuart Benson	2017	200,000	35,500	-	-		235,500
Chief Financial Officer	2016	22,052	-	-	-		22,052

(1)	Amounts for this column reflect (i) a cash bonus awarded to Mr. Farnsworth in accordance with the terms of his employment agreement and (ii) discretionary bonuses awarded to Mr. Krishnan and Mr. Benson.
(2)	The amounts for 2017 reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 13 to our audited consolidated financial statements for the fiscal year ended December 31, 2017. The amounts in this column exclude an aggregate of 8,213 (2,053,255 on a pre-reverse stock split basis) shares awarded to Mr. Farnsworth in consideration for entry into, and as a bonus under, his employment agreement in 2017, which award is subject to stockholder approval and which shares have not yet been granted. Based on the market price of our common stock on December 5, 2018, of $0.0165, the value of the shares granted to Mr. Farnsworth reported in the Summary Compensation Table is $49.50.
(3)	Consists of payment of housing expenses.
(4)	The Company’s Board of Directors determined on, and as of, November 2, 2017 that Mr. Krishnan was no longer a named executive officer of the Company.
(5)	Consists of payment of 2016 compensation in arrears which was discovered by the Company in the first quarter of 2017.

Option Exercises for 2017

No options were exercised by the named executive officers during 2017.

Outstanding Equity Awards at 2017 Fiscal Year End

The named executive officers did not hold unvested equity compensation awards as of December 31, 2017.

Employment Agreements

Farnsworth Agreement

On December 11, 2017 (the “Farnsworth Agreement Date”), we entered into an employment agreement (the “Farnsworth Agreement”) with Theodore Farnsworth, our Chief Executive Officer and Chairman of the Board. The Farnsworth Agreement has an initial term of five years and, following the expiration of the initial term, will be automatically renewed for additional consecutive terms of one year, unless either we or Mr. Farnsworth objects to the renewal upon at least ninety days prior to the commencement of the renewal term.

Compensation

Each grant of common stock discussed below is subject to approval by our stockholders to the extent required by the Listing Rules of Nasdaq, including Listing Rule 5635(c), which has not yet been sought or obtained.

Base Salary. Pursuant to the Farnsworth Agreement, Mr. Farnsworth’s base salary will be $325,000 per year and will be increased on each anniversary of the Farnsworth Agreement in an amount to be determined by the Board, but in no event less than $15,000.

Annual Bonus. For 2017, Mr. Farnsworth received a year-end cash bonus in the amount of $350,000 and received an award of 213 shares (53,255 shares on a pre-reverse stock split basis) of the Company’s common stock which, if issued, shall vest in their entirety as of February 15, 2019. For each subsequent year of the term, Mr. Farnsworth will receive an annual bonus, made up of cash and shares of our common stock, as determined in the sole discretion of the Board based on its assessment of our Company and individual performance in relation to performance targets, a subjective evaluation of Mr. Farnsworth’s performance or such other criteria as may be established by the Board. The annual cash target bonus will be 25% of Mr. Farnsworth’s base salary and the annual award of shares of the Company’s common stock will have a value equal to 200% of his base salary, also determined by the closing price of the common stock on the grant date. Shares of common stock granted to Mr. Farnsworth in each subsequent year of the term will vest ratably at the end of each of the six calendar quarters subsequent to the calendar quarter in which the grant is made.

Market Capitalization Milestone Bonus. Mr. Farnsworth will receive a stock bonus based upon the Company’s achievement of certain market capitalization milestones during the term of the agreement, as set forth in the table below. Each award of common stock pursuant to a market capitalization milestone will vest upon the later of February 15, 2019 and the end of the applicable three-month period following the applicable date of the grant. The Company’s market capitalization for each applicable milestone and measurement period will be determined based on the market capitalization reported by Bloomberg LP.

Company Market Capitalization Milestone	Percentage
$100,000,000	3%
$150,000,000	3%
$200,000,000	4%
$250,000,000	4%
$300,000,000	5%
$350,000,000	5%
$400,000,000	7%
$450,000,000	7%
$500,000,000	9%
every additional $100,000,000 thereafter (cumulated with the applicable immediately preceding milestone)	10%

Each milestone above is a separate milestone for which Mr. Farnsworth may earn the applicable percentage. Mr. Farnsworth will be entitled to earn the applicable percentage for each milestone only once.

Capital Raise Bonus. Mr. Farnsworth received a one-time bonus of $1,000,000, payable no later than December 29, 2017, for his efforts in bringing capital sources that were critical to the Company’s needs during 2017.

Grant of Common Stock. In approving the Farnsworth Agreement, the Board approved the issuance of 8,000 (2,000,000 on a pre-reverse stock split basis) shares of common stock to Mr. Farnsworth. If issued, the shares will be considered vested in their entirety as of February 15, 2019, which is 18 months following August 15, 2017, the date on which the Company entered into the MoviePass SPA. Pursuant to the terms of the MoviePass SPA, the Company was required to enter into a 5-year employment agreement with Mr. Farnsworth prior to the closing of the MoviePass Transaction, which occurred on December 11, 2017.

Other Benefits

Life Insurance. We pay the premiums of an insurance policy insuring Mr. Farnsworth’s life, providing coverage in the amount of $3,000,000, payable to a beneficiary chosen by Mr. Farnsworth.

Automobile Allowance. Mr. Farnsworth receives an automobile allowance of $750 per month.

Company Benefits. Mr. Farnsworth is be entitled to participate in all pension, savings and retirement plans, welfare and insurance plans, practices, policies, programs and perquisites of employment applicable generally to other senior executives of the Company.

Termination Provisions

We may terminate the Farnsworth Agreement as a result of the death or disability of Mr. Farnsworth or for “cause” as defined in the Farnsworth Agreement. Mr. Farnsworth may terminate the Farnsworth Agreement upon 30 days’ notice to us or for “good reason,” as defined in the Farnsworth Agreement. If the Farnsworth Agreement is terminated by Mr. Farnsworth for any reason other than good reason, terminated by us for cause, or expires by its terms, Mr. Farnsworth will receive earned but unpaid base salary, unpaid expense reimbursements, any earned but unpaid annual bonus, and the value of any accrued and unused vacation days (collectively, the “Farnsworth Accrued Obligations”).

If the Farnsworth Agreement is terminated due to his death or disability, Mr. Farnsworth will receive the Farnsworth Accrued Obligations; a pro-rata portion of the annual bonus, if any, for the fiscal year in which the termination occurs; accelerated vesting of any equity-incentive awards; reimbursement of health insurance premiums, for himself or his dependents in the event of his death, for a period of 18 months; and, in the event of his disability, continuation of the base salary until the earlier of (A) the 12 month anniversary of the termination date of his employment and (B) the date Mr. Farnsworth is eligible to commence receiving payments under our long-term disability policy.

If Mr. Farnsworth’s employment is terminated due to a Change in Control, as defined in the Farnsworth Agreement, without cause by us or for good reason by Mr. Farnsworth, he will receive the Farnsworth Accrued Obligations; severance in a single lump sum installment in an amount equal to 2 times the sum of (A) the base salary plus (B) an amount equal to 2 times the maximum annual bonus for which he is eligible in the fiscal year in which the termination of his employment occurs, or if there is no annual bonus for which he is eligible in that year, then 2 times the annual bonus most recently paid to him; a pro-rata portion of the annual bonus, if any, for the fiscal year in which the termination occurs; accelerated vesting of any equity-incentive awards; and reimbursement of health insurance premiums for a period of 18 months.

If, as of the date of a Change in Control, Mr. Farnsworth holds equity awards that are not vested and, if applicable, exercisable, such equity awards will become fully vested and, if applicable, exercisable, as of the date of the Change in Control if the acquirer does not agree to assume the awards or substitute equivalent equity awards.

The Farnsworth Agreement includes standard provisions relating to maintaining the confidentiality of our confidential information, non-solicitation of our employees and indemnification.

Benson Agreement

On January 18, 2018, we entered into an employment agreement (the “Benson Agreement”) with Stuart Benson, our Chief Financial Officer. The term of the Benson Agreement will expire on December 31, 2020, and, following the expiration of the initial term, will be automatically renewed for additional consecutive terms of one year, unless either we or Mr. Benson objects to the renewal at least ninety days prior to the commencement of the renewal term.

Compensation

Each grant of common stock discussed below is subject to approval by our stockholders to the extent required by the Listing Rules of Nasdaq, including Listing Rule 5635(c), which has not yet been sought or obtained.

Base Salary. Pursuant to the Benson Agreement, Mr. Benson’s base salary will be $275,000 per year, retroactive to January 1, 2018, and will be increased on the first day of each calendar year thereafter in an amount that is no less than 7% of the base salary.

Annual Bonus. For 2017, Mr. Benson received a performance bonus consisting of (i) cash in the amount of $150,000; (ii) 1,200 (300,000 on a pre-reverse stock split basis) shares of the Company’s common stock for extraordinary services related to the Company’s acquisition of a majority stake in MoviePass Inc.; and (iii) 400 (100,000 on a pre-reverse stock split basis) shares of the Company’s common stock for outstanding performance of his general duties in 2017. If issued, the shares will be considered vested in their entirety as of February 15, 2019. For each subsequent year of the term, Mr. Benson may receive an annual bonus, made up of cash and shares of the Company’s common stock, as determined in the sole discretion of the Board based on its assessment of Company and individual performance in relation to performance targets, a subjective evaluation of Mr. Benson’s performance or such other criteria as may be established by the Board. The annual cash target bonus will be 50% of Mr. Benson’s base salary and, if granted, the annual award of shares of the Company’s common stock will be as follows: (i) for services rendered during 2018, 1,200 (300,000 on a pre-reverse stock split basis) shares; (ii) for services rendered during 2019, 1,300 (325,000 on a pre-reverse stock split basis) shares; and (iii) for services rendered during 2020, 1,600 (400,000 on a pre-reverse stock split basis) shares. The shares of common stock included in the annual bonus, if any, will vest ratably at the end of each of the six calendar quarters subsequent to the calendar quarter in which the grant is made.

Grant of Common Stock. In approving the Benson Agreement, the Board approved the issuance of 2,400 (600,000 on a pre-reverse stock split basis) shares of common stock to Mr. Benson. If issued, the shares will be considered vested in their entirety as of February 15, 2019, which is 18 months following August 15, 2017, the date on which we entered into the MoviePass SPA, which contemplated that we would enter into an employment agreement with Mr. Benson prior to the closing under the MoviePass Transaction, which occurred on December 11, 2017.

Other Benefits

Life Insurance. We pay the premiums of an insurance policy insuring Mr. Benson’s life, providing coverage in the amount of $3,000,000, payable to a beneficiary chosen by Mr. Benson.

Automobile Allowance. Mr. Benson receives an automobile allowance of $750 per month.

Company Benefits. Mr. Benson is entitled to participate in all pension, savings and retirement plans, welfare and insurance plans, practices, policies, programs and perquisites of employment applicable generally to other senior executives of the Company.

Termination Provisions

We may terminate the Benson Agreement as a result of the death or disability, as defined in the Benson Agreement, of Mr. Benson or for “cause” as defined in the Benson Agreement. Mr. Benson may terminate the Benson Agreement upon 30 days’ notice to the Company or for “good reason,” as defined in the Benson Agreement. If the Benson Agreement is terminated by Mr. Benson for any reason other than good reason, terminated by the Company for cause, or expires by its terms, Mr. Benson will receive earned but unpaid base salary, unpaid expense reimbursements, any earned but unpaid annual bonus, and the value of any accrued and unused vacation days (collectively, the “Benson Accrued Obligations”).

If the Benson Agreement is terminated due to his death or disability, Mr. Benson will receive the Benson Accrued Obligations; a pro-rata portion of the annual bonus, if any, for the fiscal year in which the termination occurs; accelerated vesting of any equity-incentive awards that are subject to time-based vesting; subject to a valid election under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), reimbursement of health insurance premiums, for himself or his dependents in the event of his death, for a period of 18 months; and, in the event of his disability, continuation of the base salary until the earlier of (A) the 12 month anniversary of the termination date of his employment and (B) the date Mr. Benson is eligible to commence receiving payments under our long-term disability policy.

If Mr. Benson’s employment is terminated without cause by us, due to a Change in Control, as defined in the Benson Agreement, or for good reason by Mr. Benson, he will receive the Benson Accrued Obligations; severance in a single lump sum installment in an amount equal to 2 times the sum of (A) the base salary plus (B) an amount equal to 2 times the maximum annual bonus for which he is eligible in the fiscal year in which the termination of his employment occurs, or if there is no annual bonus for which he is eligible in that year, then 2 times the annual bonus most recently paid to him; a pro-rata portion of the annual bonus, if any, for the fiscal year in which the termination occurs; accelerated vesting of any equity-incentive awards; and subject to a valid election under COBRA, reimbursement of health insurance premiums for a period of 18 months.

If, as of the date of a Change in Control, Mr. Benson holds stock options that are not vested and exercisable, such stock options will become fully vested and exercisable, as of the date of the Change in Control if the acquirer does not agree to assume the awards or substitute equivalent stock options.

The Benson Agreement includes standard provisions relating to maintaining the confidentiality of the Company’s confidential information, non-solicitation of the Company’s employees and indemnification.

Krishnan Agreement

On April 7, 2016, we entered into an at-will employment agreement with Parthasarathy (Pat) Krishnan (the “Krishnan Agreement”) whereby, in exchange for his services as Chief Executive Officer, President and Interim Chief Financial Officer, we agreed to pay him compensation of $175,000 a year. On November 9, 2016, Mr. Krishnan’s annual compensation was increased to $225,000. Pursuant to the Krishnan Agreement, Mr. Krishnan must provide us with at least 10 days’ notice before terminating his employment. The Krishnan Agreement also includes a confidentiality provision and non-compete and non-solicitation provisions that continue for a period of one year following his separation from service. Mr. Krishnan resigned his positions as Chief Executive Officer, President and Interim Chief Financial Officer on January 20, 2017, when he was appointed as our Chief Innovation Officer.

The Helios and Matheson Analytics Inc. 2014 Equity Incentive Plan

On March 3, 2014, our Board approved and adopted, and on May 5, 2014, our stockholders approved, the Company’s 2014 Equity Incentive Plan (the “2014 Plan”), which initially set aside and reserved 1,600 shares (400,000 shares on a pre-reverse stock split basis) of the Company’s common stock for grant and issuance under the 2014 Plan, in accordance with its terms and conditions. In conjunction with our merger with Zone Technologies, Inc., we increased the number of shares reserved for the 2014 Plan by 2,900 shares (725,000 shares on a pre-reverse stock split basis), and in February 2018, we increased the number of shares reserved for the 2014 Plan by 7,500 shares (1,875,000 shares on a pre-reverse stock split basis) so that the total shares set aside and reserved for issuance under the 2014 Plan totals 12,000 shares (3,000,000 shares on a pre-reverse stock split basis). Persons eligible to receive awards from the 2014 Plan include employees (including officers and directors) of the Company and its affiliates, consultants who provide significant services to the Company or its affiliates, and directors who are not employees of the Company or its affiliates (collectively, the “Participants”). The 2014 Plan permits the Company to issue to Participants qualified and/or non-qualified options to purchase the Company’s common stock, restricted common stock, performance units (comprised of, for example, common stock and an option to purchase common stock) and performance shares. The 2014 Plan will terminate on March 3, 2024. The Compensation Committee of the Board has been appointed as the committee responsible for administration of the 2014 Plan and has the sole discretion to determine which Participants will be granted awards and the terms and conditions of the awards granted. The 2014 Plan may be amended by the Board.

The exercise price of options granted from the 2014 Plan will be the fair market value of our common stock, defined in the 2014 Plan as the last quoted sales price on the date of grant, unless the option is designated as an incentive stock option and the Participant owns securities representing more than 10% of the voting power outstanding (a “10% Holder”), in which case the exercise price will be 110% of the fair market value. No option can have a term that is longer than 10 years; an incentive stock option granted to a 10% Holder cannot have a term that is longer than 5 years. Following the termination of a Participant’s employment for a reason other than death or disability, an outstanding option will terminate three months following the Participant’s separation from service. If a Participant’s employment is terminated as a result of death or disability, an outstanding option will terminate one year following the Participant’s separation from service. Upon the exercise of any option, the exercise price will be payable to us in full in cash or its equivalent. The Compensation Committee, in its sole discretion, also may permit exercise (i) by tendering previously acquired shares of our common stock, owned for more than six months, having an aggregate fair market value at the time of exercise equal to the total exercise price or (ii) by any other means which the Compensation Committee, in its sole discretion, determines to both provide legal consideration for the common stock and to be consistent with the purposes of the 2014 Plan.

Individual Employee Benefit Plans

On January 20, 2017, the Board approved individual employee benefit plans (the “Executive Plans”) for Theodore Farnsworth, Pat Krishnan and Muralikrishna Gadiyaram. Pursuant to the Executive Plans, upon stockholder approval of the Executive Plans, which was obtained on October 27, 2017, the Company issued 1,000 (250,000 on a pre-reverse stock split basis) unregistered shares of common stock to each of the above-named individuals as a bonus for exceptional services provided in connection with the Company’s merger transaction with Zone. The Executive Plans each include a provision that prevents the sale or transfer of the shares, subject to exceptions for the transfer by gift, by will or intestate succession, or to a trust for the benefit of the individual or his family, for a period of 24 months from the date that stockholder approval is obtained. Subject to the requirements of the Company’s insider trading policy, the shares may also be sold or transferred in connection with the full or partial payment of taxes or tax withholding obligations required to be paid or satisfied upon the individual’s receipt of the shares. The Executive Plans also include a market standoff provision which prevents the recipient from selling or transferring the shares for a period not to exceed 180 days from the consummation of a registered offering if so requested by the underwriter or placement agent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth the number of shares of common stock beneficially owned as of December 5, 2018 by:

●	each person known by the Company to own beneficially more than 5% of the Company’s common stock;

●	each person known by the Company to own beneficially more than 5% of the Company’s Preferred Stock;

●	each of the Company’s directors, director nominee and named executive officers listed in the Summary Compensation Table under the sections entitled “Director Compensation” and “Executive Compensation and Related Information”; and

●	all of our current executive officers and directors as a group.

	Common Stock			Preferred Stock
Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percentage of Ownership (3)	Amount and Nature of Beneficial Ownership	Percentage of Preferred Stock Ownership	Voting Power of Preferred Stock (4)
5% Stockholders
Hudson Bay Capital Management, L.P. (5)	2,190,246,164	(6)	9.99%	10,000	48.78%	1.85%
Discover Growth Fund (7)	-		-	5,000	24.39%	*
Alto Opportunity Master Fund, SPC Segregated Master Portfolio B (8)	-		-	2,500	12.20%	*
Empery Asset Master, Ltd. (9)				1,336	6.52%	*

Named Executive Officers and Directors
Theodore Farnsworth	9,960	(10)	*	-	-	-
Stuart Benson	-	(11)	-	-	-	-
Joseph Fried	-		-	-	-	-
Muralikrishna Gadiyaram	9,294	(12)	*	-	-	-
Prathap Singh	160	(13)	*	-	-	-
Gavriel Ralbag	160	(13)	*	-	-	-

All current directors and executive officers as a group (5 persons)	19,574	(14)	*	-	-	-

*	Less than 1%

(1)	Unless otherwise noted, the business address of each named person is c/o Helios and Matheson Analytics Inc., Empire State Building, 350 Fifth Avenue, Suite # 7520, New York, New York 10118.
(2)	Unless otherwise noted, each person named in the table below has sole voting and investment power with regard to all shares beneficially owned, subject to applicable community property laws. All share information in the table reflects the reverse stock split.
(3)	The percentages shown are calculated based on 1,668,207,926 shares of common stock issued and outstanding on December 5, 2018. In calculating the percentage of ownership, all shares of common stock that are acquirable by the identified person or group within 60 days of December 5, 2018 are deemed to be outstanding for purposes of computing the percentage of the shares of common stock owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person or group.
(4)	Each share of Preferred Stock is entitled to 3,205 votes. The amount of votes with respect to each holder of Preferred Stock, when aggregated with the common stock held by such holder, is subject to a 19.9% voting power limitation based on the voting power of the Company as of June 21, 2018.
(5)	Hudson Bay Capital Management, L.P. (“Hudson Bay”), which serves as the investment manager to Hudson Bay Master Fund Ltd., in whose name the securities reported are held, may be deemed to be the beneficial owner of all shares of common stock of the Company held by Hudson Bay Master Fund Ltd. Mr. Gerber serves as the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay. Mr. Gerber disclaims beneficial ownership of these securities. The address for Hudson Bay and Mr. Gerber is 777 Third Avenue, 30th Floor, New York, New York 10017.
(6)	Represents shares issuable upon conversion of the Senior Secured Convertible Notes that were issued in November 2017 and January 2018 (collectively, the “Notes”). The Notes are each subject to a 9.99% beneficial ownership limitation. The percentage of ownership gives effect to such limitation. The number of shares issuable upon conversion of the Notes assumes that they are convertible at $0.02.
(7)	Discover Growth Fund is a Cayman Islands exempted mutual fund and its address is 4th Floor, Harbour Place, 103 South Church Street, Grand Cayman KY1-1002, Cayman Islands.
(8)	Alto Opportunity Master Fund, SPC Segregated Master Portfolio B, a Cayman Islands exempted company, is a private investment vehicle and its principal business office is 222 Broadway, 19th Floor, New York, NY 10038.
(9)	The address for Empery Asset Master Ltd. is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York, NY 10020.
(10)	This amount includes 1,000 (250,000 pre-reverse stock split) shares issuable within 60 days of December 5, 2018, subject to entry into applicable award agreements. This amount does not include 8,213 (2,926,355 pre-reverse stock split) shares of common stock that have been approved for issuance to Mr. Farnsworth in conjunction with the execution of his employment agreement, but have not yet been approved by our stockholders, as required by Nasdaq Listing Rule 5635(c).
(11)	Does not include 4,000 (1,000,000 pre-reverse stock split) shares of common stock that have been approved for issuance to Mr. Benson in conjunction with the execution of his employment agreement, but have not yet been approved by our stockholders, as required by Nasdaq Listing Rule 5635(c).
(12)	Includes (i) 2,750 (687,149 pre-reverse stock split) shares held by Helios & Matheson Information Technology Ltd. and (ii) 3,544 (885,891 pre-reverse stock split) shares held by Helios Matheson Inc., over which Mr. Gadiyaram holds shared voting and investment control.
(13)	Each of our independent directors received a grant of 160 (40,000 pre-reverse stock split) shares as payment for services rendered as a director during 2017. The shares of common stock have not yet been issued.
(14)	Includes 1,000 (250,000 pre-reverse stock split) shares of common stock that may be issued within 60 days following December 5, 2018, and 320 (80,000 pre-reverse stock split) shares of common stock granted to independent directors but not yet issued.

PROPOSAL 2

APPROVAL AND RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM AND REMUNERATION TO BE SET BY THE AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS

(the Auditor Appointment Proposal)

The Company’s stockholders approved the appointment of Rosenberg Rich Baker Berman, P.A., Certified Public Accountants (“Rosenberg”) as the auditor of the Company on October 27, 2017, to serve for the ensuing year. Rosenberg has served as our independent registered public accounting firm since March 27, 2015.

In making its recommendation to the Board that stockholders approve the appointment of Rosenberg as our independent registered public accounting firm until the next Annual Meeting of stockholders, the Audit Committee considered whether Rosenberg’s provision of non-audit services is compatible with maintaining the independence of our independent registered public accounting firm. The Audit Committee pre-approved the audit fees, audit-related fees, tax fees and all other fees described below in accordance with our pre-approval policy and believes such fees are compatible with the independence of Rosenberg.

Audit Fees

For the years ended December 31, 2017 and 2016, the aggregate fees paid to Rosenberg for the audit of the Company’s financial statements for each of such years, the reviews of Company’s interim financial statements and other filings with the SEC, as well as comfort letters and consents during each of such years were $323,000 and $85,500, respectively.

Audit-Related Fees

For the years ended December 31, 2017 and 2016, there were no fees paid to Rosenberg for audit-related services.

Tax Fees

During the years ended December 31, 2017 and 2016, there were no fees paid to Rosenberg for tax advice and tax planning services.

All Other Fees

During the years ended December 31, 2017 and 2016, there were no fees paid to Rosenberg for professional services other than audit and tax services.

Audit Committee Policies and Procedures

The Audit Committee reviews the independence of the Company’s auditors on an annual basis and has determined that Rosenberg is independent. In addition, the Audit Committee pre-approves all fees and work which is performed by the Company’s independent auditor, including the above services and fees.

Rosenberg’s Representatives at Annual Meeting

We expect that representatives of Rosenberg will be present telephonically at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so, but will not be available to respond to questions.

Vote and Recommendation

The affirmative vote of the holders of a majority of the common stock and Preferred Stock, voting together as a single class, entitled to vote on, and that voted for or against or expressly abstained with respect to this proposal at a meeting of stockholders at which a quorum is present, will be required for approval of this proposal. This proposal is advisory only.

Abstentions will have the effect of a vote against Proposal 2. As this proposal is a “routine” matter, we do not expect any broker non-votes. If you are a beneficial owner, your broker may vote on Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE AUDITOR APPOINTMENT PROPOSAL.

PROPOSAL 3

APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS

(the Say-on-Pay Proposal)

In recent years, good corporate governance commentators and advisors have advocated and, increasingly, governmental regulatory authorities, including the SEC, are mandating that public companies initiate procedures to ensure that stockholders have input on compensation programs for named executive officers. The Company’s policies and programs for compensating our named executive officers are designed to attract, retain, motivate and reward top quality personnel capable of driving our success. Pay that reflects performance and alignment of that pay with the interests of long-term stockholders are key principles that underlie the design of our compensation programs for our named executive officers.

Our Board values and encourages constructive dialogue on executive compensation and other important governance topics with our stockholders, to whom it is ultimately accountable. We urge you to read this proxy statement for additional details on the Company’s executive compensation.

Our Say-on-Pay Proposal is designed to provide our stockholders with the opportunity to consider and vote upon the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion. Although the vote is advisory and non-binding on the Company or the Board, our Board, the Governance Committee and the Compensation Committee will review the voting results. To the extent there is any significant lack of support for the compensation of our named executive officers, we would expect to initiate procedures designed to help us better understand stockholder concerns.

We are asking stockholders to vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and the related narrative discussion, is hereby APPROVED.

Vote and Recommendation

The affirmative vote of the holders of a majority of the common stock and Preferred Stock, voting together as a single class, entitled to vote on, and that voted for or against or expressly abstained with respect to this proposal at a meeting of stockholders at which a quorum is present, will be required for approval of this proposal. This proposal is advisory only. Abstentions will have the effect of a vote against Proposal 3, but broker non-votes will not affect the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE SAY-ON-PAY PROPOSAL.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board has:

●	reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2017 with management;

●	discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (“PCAOB”); and

●	received the written disclosures and letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Rosenberg Rich Baker Berman, P.A. matters relating to its independence. The Audit Committee concluded that Rosenberg Rich Baker Berman, P.A. is independent from the Company and management.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the consolidated financial statements audited by Rosenberg Rich Baker Berman, P.A. for the fiscal year ended December 31, 2017 be included in its Annual Report on Form 10-K for such fiscal year.

Audit Committee of the Board

Prathap Singh

Gavriel Ralbag

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons, Promoters and Certain Control Persons

Other than as disclosed below, during our last two fiscal years through the date of this proxy statement, there has not been any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years ($87.8 million) and in which any of our directors, nominees for director, executive officers, holders of more than five percent of any class of our voting securities or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest.

Gadiyaram Consulting Agreement

On October 5, 2017, the Company entered into a consulting agreement (the “Consulting Agreement”) with Mr. Muralikrishna Gadiyaram (the “Consultant”), a director of Helios for a period of two years from the agreement date (the “Consulting Term”). The Consulting Agreement formalized the arrangement of the consulting services without compensation since the acquisition of Zone. Such fees have been accrued and paid by the Company since January 1, 2017. Mr. Gadiyaram will continue to provide guidance to the Company and Zone relating to the further development of the respective businesses and technologies. In addition to the aforementioned service, if requested by the Company, Mr. Gadiyaram will provide guidance with respect to the development of any businesses or technologies that the Company or Zone may acquire during the Consulting Term, including, but not limited to, MoviePass. Pursuant to the Consulting Agreement, the Consultant will receive fees in the amount of $18,750 per month in cash. Following the execution of the Consulting Agreement, the Company paid the Consultant the accrued consulting fees in the amount of $206,250 in 2017 and $168,750 in 2018.

Adoption of Executive Plans

The Board has approved individual employee benefit plans (the “Executive Plans”) for three of our executives, Theodore Farnsworth, Parthasarathy (Pat) Krishnan and Muralikrishna Gadiyaram (the “Executives”). There are no other executive officers or directors that will participate in the Executive Plans. Each of the Executive Plans includes the following:

●	A grant of 1,000 (250,000 on a pre-reverse stock split basis) unregistered shares of our common stock (the “Award Shares”) to each Executive, which grant was subject to approval by our stockholders, which we obtained at a special meeting of our stockholders on October 27, 2017;

●	A grant of 2,000 (500,000 on a pre-reverse stock split basis) unregistered shares of our common stock (the “MP Award Shares”) to each Mr. Farnsworth and Mr. Gadiyram, which grant was subject to approval by our stockholders, which we obtained at a special meeting of our stockholders on October 27, 2017;

●	A lock-up provision preventing the sale or transfer of the Award Shares for a period of 24 months from the date that stockholder approval was obtained subject to exceptions for (i) the transfer of Award Shares as a bona fide gift, by will or intestate succession or to a trust for the benefit of the Executive and his immediate family and (ii) the transfer of Award Shares to us or any deemed disposition or deemed sale with respect to the Award Shares in connection with the full or partial payment of taxes or tax withholding obligations required to be paid or satisfied upon receipt by the Executive of the Award Shares;

●	A lock-up provision preventing the sale or transfer of the MP Award Shares for a period of 18 months from the date of the closing of the Company’s acquisition of a majority of MoviePass; and

●	A “market standoff” provision pursuant to which the Executive agrees that, following the execution of a definitive underwriting or placement agency agreement with respect to a registered offering of our securities, the Executive will not sell or otherwise transfer any Award Shares or other securities of the Company during any period, not to exceed 180 days, requested by the underwriter or placement agent and agreed to in writing by us.

Transactions with Helios and Matheson Information Technology Ltd. (“HMIT”)

On May 22, 2018, the Company and HMIT executed a letter agreement whereby HMIT agreed not to sell the shares of the Company’s common stock held by HMIT until after April 15, 2019 (the “Lockup Agreement”). In exchange for such Lockup Agreement the Company agreed to issue to HMIT 2,000 (500,000 on a pre-reverse stock split basis) shares of common stock of the Company. As of the date of this proxy statement, the shares issuable to HMIT had not yet been issued and accordingly, the Company accrued $225,000 with respect thereto, representing the value of the shares on May 22, 2018.

REQUIREMENTS FOR ADVANCE NOTIFICATION OF NOMINATIONS AND STOCKHOLDER PROPOSALS

Stockholder proposals submitted to us pursuant to Rule 14a-8 promulgated under the Exchange Act for inclusion in our proxy statement and form of proxy for our 2019 Annual Meeting of Stockholders must be received by us no later than August 12, 2019, which is 120 calendar days before the one-year anniversary of the date on which the Company first mailed this proxy statement, and must comply with the requirements of the proxy rules promulgated by the SEC. The Company must receive notice of any stockholder proposal to be submitted at the 2019 Annual Meeting of Stockholders, but not required to be included in our proxy statement, no later than October 26, 2019, which is 45 calendar days before the one-year anniversary of the date on which the company first mailed the proxy statement for the 2018 Annual Meeting of Stockholders. Stockholder proposals should be addressed to our Secretary at Helios and Matheson Analytics Inc., Empire State Building, 350 5th Avenue, Suite 7520, New York, NY 10118, Attn: Stuart Benson, Secretary.

Recommendations from stockholders which are received after the deadline likely will not be considered timely for consideration by the Governance Committee for next year’s Annual Meeting.

OTHER MATTERS

The Company does not intend to bring any other matters before the Annual Meeting and has no reason to believe any other matters will be presented. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy card to vote the common stock they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the proxy, whether through telephonic or internet voting or, alternatively, by using a paper copy of the proxy card that has been requested.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the internet as instructed on the proxy card or, if so requested, by executing and returning, at your earliest convenience, the requested proxy card in the envelope that will have been provided.

THE BOARD OF DIRECTORS

New York, New York

December 10, 2018

ANNEX A

Proxy Card

HELIOS AND MATHESON ANALYTICS INC.

C123456789

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE_____________ SACKPACK_____________

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet

- Go to **www.investorvote.com/HMNY**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors Recommends You Vote For Proposals 1, 2, and 3. If no specification is made, the shares will be voted in accordance with the Board of Director's recommendations.

	For	Against	Abstain
01 - Theodore Farnsworth	☐	☐	☐
02 - Muralikrishna Gadiyaram	☐	☐	☐
03 - Prathap Singh	☐	☐	☐
04 - Gavriel Ralbag	☐	☐	☐
05 - Joseph J. Fried	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as the name appears on this card. When shares are held by two or more persons, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

C 1234567890 JNT

1 U P X 3 9 7 3 8 1 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

02YBZE

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — HELIOS AND MATHESON ANALYTICS INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Theodore Farnsworth and Stuart Benson and each of them, as proxies and attorneys-in-fact for the undersigned, with full power to act without the other and with full power of substitution, and hereby authorizes them to act for the undersigned and to vote, as designated below, all the shares of common stock, $0.01 par value per share, and Series A Preferred Stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on December 27, 2018 at 2:00 p.m. local time at Empire State Building, 350 Fifth Avenue, 67th Floor, Suite 6710, Conference Room A, New York, New York 10118 and at any and all adjournments or postponements thereof, in accordance with the directions that follow with respect to the following matters (and with discretionary authority as to any and all other).

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF YOU SIGN AND RETURN THIS PROXY WITHOUT GIVING ANY INSTRUCTION, THIS PROXY WILL BE VOTED FOR ALL OF THE THREE PROPOSALS OR OTHERWISE IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

(Continued and to be marked, dated and signed, on the other side)

C Non-Voting Items

Change of Address — Please print new address below.	**Comments** — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.